Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus dated May 21, 2007

Registration No. 333-142970

May 31, 2007

Trina Solar Limited

In response to questions from certain institutional investors concerning certain financial and operating data of Trina Solar Limited (the “Company”) and a competitor in the same industry, the Company provided certain investors with the following information:

1Q2007 Selected Consolidated Financial and Operations Data

	Trina Solar Limited	Yingli Green Energy Holding Co., Ltd.
1Q2007 Financial Analysis (US$000s)
Revenue	42,548	55,489
Gross Profit	9,508	11,603
Gross Margin	22.3%	20.9%
Operating Profit	4,468	5,305
Operating Margin	10.5%	9.6%
Net Income	4,706 (1)	2,899 (2)
Net Margin	11.1%	5.2%
(1)	Net Income from Continuing Operations
(2)	Net Income before Minority Interest

	Trina Solar Limited				Yingli Green Energy Holding Co., Ltd.
2007 Capacity (MW)	1Q	2Q	3Q	4Q	1Q
Ingot	75	100	100	150	95
Wafer	75	100	100	150	95
Cell	0	50	75	150	90
Module	75	100	100	150	100

	Trina Solar Limited	Yingli Green Energy Holding Co., Ltd.
2008 Capacity (MW)
Ingot	350	400
Wafer	350	400
Cell	350	400
Module	350	400

Source: Trina Press Release (May 21, 2007); Yingli Form F-1/A Filing (May 22, 2007)

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

IMPORTANT INFORMATION ABOUT THE INFORMATION DESCRIBED ABOVE

The information described above should be balanced against the more complete information provided in the Company’s registration statement. In particular, investors should read the information above together with the disclosures made in the preliminary prospectus to which this offering relates under “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Certain of the information described above is taken from publicly available data of third parties and the Company has not independently verified the accuracy of such information.